EXHIBIT 10.36
                                                                   -------------
                              AMENDED AND RESTATED
                              ENGAGEMENT AGREEMENT

This Amended and Restated Employment Agreement shall fully outline the proposal from Heartsoft, Inc. (the "Company") regarding the promotion and employment of Dana Swift ("Swift") to the position of the Chief Technology Officer, and amends in its entirety the Engagement Agreement dated October 6, 2000 between the Company and Swift as follows:

1. Position and Commitment Date. Dana Swift ("Swift") shall be promoted and employed as the Chief Technology Officer of Heartsoft, Inc. (the "Company"), and such employment shall commence retroactively as of September 1, 2000.

2. Salary. Swift will be paid a base salary of $100,000 per year, to be paid bi-weekly by the Company.

3. Signing Bonus. The Company shall pay Swift a signing bonus of $5,000 upon execution of this Engagement Agreement.

4. Benefits. The Company shall continue to provide to Swift reasonable medical, life and dental insurance similar to coverage currently provided to Swift and other executive level managers of the Company. These benefits shall be provided at no cost to Swift.

5. Vacation. The Company shall provide Swift with a minimum of four (4) weeks of paid vacation per year. Such vacation time will be a) subject to approval by Swift's immediately supervisor and shall be granted at his request provided the Company is given at least one week notice, and b) does not create any undue hardship to the Company relative to Swift's normal responsibilities or project dead-lines.

6. Computer Equipment. The Company shall provide Swift with reasonable and current computer equipment and high-speed Internet service as required for his home office and commuting needs.

7. Car Allowance. The Company shall provide Swift with a monthly car allowance of $400 per month during the term of his employment under this Agreement.

8. Supervisor. Swift shall report directly to the President or Chief Executive Officer of the Company, and will work laterally with the VP of Sales and Marketing and Chief Financial/Operating Officer or any other corporate officers who may be hired at the executive management level in the future.

9. Termination For Cause. In the event that the Company shall terminate Swift's employment with cause, (minimally defined as substantial
         insubordination,   repetitive  abuse  of  published  Company  policies,
         excessive absenteeism, failure to perform reasonably assigned job tasks, or conviction of a felony of any kind), the Company shall pay Swift through the date of his termination and the Company shall have no further obligation hereunder.
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10.      Termination  Without  Cause.  In the event that the Company  terminates
         Swift's employment without cause, the Company shall pay to Swift an amount equal to six (6) month's salary, paid biweekly, and the Company shall have no further obligation hereunder.

11. Other Benefits. The Company shall provide other benefits including, but not limited to, holidays and sick leave, which are customarily provided to other employees of the Company at the executive management level.


                                         HEARTSOFT, INC.


                                         By:      /s/ Benjamin Shell
                                         ---------------------------------------
                                         Benjamin Shell, Chief Executive Officer

Approved and accepted:


/s/ Dana Swift
--------------------------
Dana Swift
















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